Exhibit 7K

FORM
OF
CONSENT AGREEMENT

            THIS CONSENT AGREEMENT (this "Agreement"), dated as of _____________, 2003, is entered into by and among NETLOJIX ACQUISITIONS CORPORATION, a Delaware corporation ("NAC") and TOMMY LIN and PATRICK LIN (the "Lins").

RECITALS

            A.        NAC and NetLojix Communications, Inc., a Delaware corporation ("NetLojix"), have entered into that certain Agreement and Plan of Merger dated as of December 28, 2002 (the "Merger Agreement"), pursuant to which the owners of NAC will acquire all of the common stock of NetLojix by means of a cash merger of NAC with and into NetLojix (the "Merger").

            B.        The Lins own all of the issued and outstanding shares of the Series A Convertible Preferred Stock (the "NetLojix Preferred Stock") of NetLojix.  Tommy Lin owns 98,850 of such shares, and Patrick Lin owns 48,850 of such shares.

            C.        The Merger Agreement provides that the shares of NetLojix Preferred Stock will be converted into shares of a new preferred stock of NetLojix (the "New Preferred Stock") in the Merger.  The shares of the New Preferred Stock will represent not less than five percent of the total number of shares of common stock and preferred stock of NetLojix outstanding immediately after the Merger. The New Preferred Stock will have terms that are different from the NetLojix Preferred Stock.  As a result, the Lins, as the holders of the NetLojix Preferred Stock, may have a class vote on the conversion of their shares.

            D.        NAC, in consideration of the time, effort, money and resources which it will expend in furtherance of the transactions contemplated by the Merger Agreement, desires to obtain the consent of the Lins to the conversion of the NetLojix Preferred Stock and certain other matters, all on the terms and conditions set forth herein.

            E.  The Lins, in order to induce NAC to pursue the Merger and to assure the Lins of the potential benefits of the proposed Merger, wish to consent to the conversion of the NetLojix Preferred Stock and such other matters, upon the terms and conditions set forth herein.

                                                                 AGREEMENT

            NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

1.                 Consent.  The Lins hereby consent to the conversion of the NetLojix Preferred Stock into the New Preferred Stock.  This Agreement shall be deemed a consent in writing by all holders of the NetLojix Preferred Stock pursuant to Article I, Section 8, of the Bylaws of NetLojix.

2.                 Agreement to Vote.  The parties understand that NetLojix will hold a special stockholders meeting to approve the Merger and the Merger Agreement (the "Stockholders Meeting").  If, in addition to the consent contained in this Agreement, any vote is required of the NetLojix Preferred Stock, the Lins shall vote all of the shares of NetLojix Preferred Stock in favor of approving the Merger, approving and adopting the Merger Agreement, and approving the conversion of the NetLojix Preferred Stock at the Stockholders Meeting or at any adjournments or postponements of the Stockholders Meeting.

3.                 Competing Transactions.  To the extent they have voting rights, the Lins will vote against any proposal or offers from any person relating to any merger, consolidation, business combination with, or any equity interest in NetLojix, or any acquisition or purchase of all or more than ten percent (10.0%) of the assets or stock of NetLojix other than the Merger (a "Competing Transaction").  The Lins will not, directly or indirectly, (i) solicit or initiate the submission of proposals or offers from any person to enter into any Competing Transaction, (ii) enter into any agreement with respect to the NetLojix Preferred Stock in connection with any Competing Transaction.

4.                 Grant of Proxy.  Each of the Lins hereby irrevocably appoints Anthony E. Papa and James P. Pisani, and each of them, as proxies with full power of substitution, to vote all the shares of NetLojix Preferred Stock at any meeting of the stockholders of NetLojix, including the Stockholders Meeting, and at any adjournments or postponements thereof, in accordance with this Agreement and with the same effect as though he were present in person and voting such shares.  This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned, and shall not be terminated by operation of law upon the occurrence of any event (other than the termination of this Agreement pursuant to Section 9) including the bankruptcy or insolvency of such person.

5.                 Restriction on Transfer of Shares.  Until this Agreement terminates pursuant to Section 9 below, the Lins shall not sell, transfer, assign, or otherwise dispose of any shares of the NetLojix Preferred Stock or grant a proxy to vote such shares to any person.

6.                 NAC Shares.  NAC will not issue more than 2,806,300 shares of its common stock prior to the Merger.  As a result, the shares of the New Preferred Stock received by the Lins in the Merger will represent not less than five percent of the total number of shares of common stock and preferred stock of NetLojix (as the surviving corporation in the Merger) outstanding immediately after the Merger.

7.                 Waiver of Accrued Dividends.  The Lins hereby waive payment of any accumulated but unpaid dividends with respect to the NetLojix Preferred Stock, effective upon the effective time of the Merger.

8.                 Lins' Warranty of Ownership.  Each of the Lins represents and warrants that (i) he is the record and beneficial owner of the Shares as set forth Recital B of this Agreement, (ii) he has full right, power, and authority to enter into and perform this Agreement, and (iii) nothing in this Agreement will violate the terms of any other agreement affecting the NetLojix Preferred Stock.

9.                 Termination.  This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement, or (iii) the completion of the Merger.  This Agreement may be earlier terminated by the Lins if the terms of the New Preferred Stock set forth in or pursuant to the Merger Agreement are materially less favorable to the Lins than those set forth in Exhibit A hereto, which is incorporated herein by this reference.

10.             General Provisions.

                 10.1         Amendments; Waivers.  This Agreement may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

                 10.2         Integration.  This Agreement, together with its exhibit, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

                 10.3         Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State, excluding any laws that direct the application of another jurisdiction's laws.

                 10.4         Headings.  The descriptive headings of the sections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                 10.5         Counterparts.  This Agreement (and any amendment hereto or any other document delivered pursuant hereto) may be executed in one or more counterparts and, at such time as each party has signed and delivered at least one such counterpart to the other parties hereto, each counterpart shall be deemed an original and, taken together, the counterparts shall constitute one and the same Agreement. The facsimile transmission of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto), and the retransmission of any signed facsimile transmission, shall be treated for all purposes as the delivery of an original signed counterpart.

                 10.6         Notices.  Any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; (iv) transmitted by electronic mail via the Internet (with a copy of such transmission delivered promptly thereafter by registered or certified mail or courier); or (v) transmitted by facsimile (with a copy of such transmission delivered promptly by registered or certified mail or courier). Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (a) if delivered personally or by courier, the date of receipt (or if delivery is refused, the date of such refusal); (b) if by electronic mail, the date transmitted to the appropriate electronic mail address and an appropriate return receipt or telephone confirmation is received; (c) if by facsimile, the date transmitted to the applicable number and an appropriate answerback or telephonic confirmation is received; or (d) if transmitted by registered or certified mail, three (3) days after the date of posting.  Notice hereunder shall be directed to a party at the address for such party which is set forth on the signature pages of this Agreement or to such other address or to such other person as a party shall have last designated by such notice to the other parties hereto.

               10.7         Attorney's Fees.  Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorneys then-current rates) incurred in such action or proceeding.

                10.8         Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect.

               10.9         Time.  Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

               10.10     Legal Representation and Construction.  Each party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and related documents, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any related documents.  As used in this Agreement, the terms "includes" or "including" shall mean "including, without limitation."

            IN WITNESS WHEREOF, the Lins and NAC have executed this Agreement as of the date first above written.

"LINS"

_______________________________
Tommy Lin

Address:
__________________________________
__________________________________
Facsimile No.: ______________________
E-mail: ____________________________

__________________________________
Patrick Lin

Address:
__________________________________
__________________________________
Facsimile No.: ______________________
E-mail: ____________________________

"NAC"

NETLOJIX ACQUISITIONS CORPORATION, a Delaware corporation

By: __________________________________
Name: ________________________________
Title: _________________________________

Address:
__________________________________
__________________________________
Facsimile No.: ______________________
E-mail: ____________________________

EXHIBIT A

TERMS OF NEW PREFERRED STOCK

Designation of First Series of Preferred Stock

             The first series of preferred stock is hereby designated as the Corporation's Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock").  The number of shares constituting Series A Convertible Preferred Stock shall be 147,700.

            1.         General Definitions.  For purposes of designating the preferences, privileges, restrictions and rights of the Series A Convertible Preferred Stock, the following definitions shall apply:

                    1.1  "Board of Directors" shall mean the Board of Directors of the Corporation.

                    1.2  "Business Day" shall mean any day other than Saturdays, Sundays or other days on which commercial banks are authorized or required to close in the State of Delaware.

                    1.3  "Common Stock" shall refer to the Common Stock of the Corporation.

                    1.4 "Distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of this Corporation for cash or property, including any such transfer, purchase or redemption by a Subsidiary of this Corporation.

                    1.5  "Issuance Date" shall mean the date of the merger of NetLojix Acquisitions Corporation with and into NetLojix Communications, Inc.

                    1.6  "Junior Shares" shall mean all Common Stock and any other shares of this Corporation other than the Series A Convertible Preferred Stock.

                    1.7  "Person" means a corporation, an association, a trust, a partnership, a joint venture, an organization, a business, an individual, a government or political subdivision thereof or a governmental body.

                    1.8  "Public Offering" with respect to any securities means the registration of such securities under the Securities Act, under a firm commitment underwriting, for sale to the public.

                    1.9  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as may be in effect from time to time.

                    1.10  "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned by the Corporation or by one or more of such subsidiaries.

            2.         Dividend Rights of Preferred Stock.  The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends, on each outstanding share of Series A Convertible Preferred Stock, at the rate of three percent (3.0%) of the Liquidation Preference (as defined below, prior to any increase for declared but unpaid dividends) of the Series A Convertible Preferred Stock per annum per share, on each outstanding share of Series A Convertible Preferred Stock, and no more, payable prior and in preference to any payment of any dividend on, or other distribution with respect to, Junior Shares and payable semi‑annually, commencing one hundred eighty (180) days from the Issuance Date, from funds legally available therefor. Such dividends shall accrue from the date of issuance whether or not earned so that no dividends (other than those payable solely in Common Stock) shall be made with respect to Junior Shares until cumulative dividends on the Series A Convertible Preferred Stock for all past dividend periods and for the then current six‑month dividend period shall have been declared and paid or set apart. Such dividends shall be payable to holders of record of shares of Series A Convertible Preferred Stock as of a record date, determined by the Board of Directors, which shall be not more than thirty (30) days prior to the dividend payment date. Other than with respect to the dividends paid on the Series A Convertible Preferred Stock which represent payment of cumulative dividends thereon for all past dividend periods and for the then current six‑month dividend period, no dividend shall be declared, paid on or set apart for the outstanding shares of Series A Convertible Preferred Stock. The holders of at least 50% of the Series A Convertible Preferred Stock may at any time by written consent waive payment of any accumulated but unpaid dividends with respect to such Series A Convertible Preferred Stock or eliminate any requirement to declare, pay, set apart or accumulate any dividends with respect to such Series A Convertible Preferred  Stock.

            3.         Restriction on Dividend Rights of Junior Shares.   No dividend or other Distribution (other than those payable solely in Common Stock) shall be declared or paid with respect to Junior Shares while any shares of Series A Convertible Preferred Stock are outstanding without the vote or written consent by the holders of at least 50% of the outstanding shares of Series A Convertible Preferred Stock.

            4.         Liquidation Rights of Series A Convertible Preferred Stock.

                       4.1       Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Shares by reason of their ownership of such stock, an amount (the "Liquidation Preference") equal to the sum of $1.70 for each share of Series A Convertible Preferred Stock then held by them and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Convertible Preferred Stock. If the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the aggregate Liquidation Preference payable to such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock, pro rata among the holders of such Series A Convertible Preferred Stock according to the number of shares held by each such holder. After payment to the holders of Series A Convertible Preferred Stock of the Liquidation Preference as aforesaid, the entire assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Junior Shares.

                    4.2       Mergers and Similar Transactions.  For purposes of this Section 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.  In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

                                (a)        Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

                                                (1)        If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                                (2)        If actively traded over-the-counter, the value shall be deemed to be the average of the closing sale prices or, if such closing sale prices are unavailable, the closing bid prices over the thirty-day period ending three (3) days prior to the closing; and

                                                (3)        If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation in good faith.

                                (b)        The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (a) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Corporation in good faith.

The Corporation shall give each holder of record of Series A Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Convertible Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of such Series A Convertible Preferred Stock.

            5.         Redemption.  The outstanding Series A Convertible Preferred Stock are subject to redemption as follows:

                        5.1       Redemption at Option of Holders.  At any time, and from time to time, after three (3) years from the Issuance Date, the holders of not less than 66-2/3% of the then outstanding Series A Convertible Preferred Stock may deliver a written request to the Corporation that such holders' shares of Series A Convertible Preferred Stock be redeemed (the "Redemption Request"). If, and to the extent that, the Corporation has funds legally available therefore, the Corporation shall redeem the shares of Series A Convertible Preferred Stock specified in such Redemption Request by paying in cash therefor the Redemption Price (as defined in Section 5.3 below).  The Corporation shall notify such holders of the date that such redemption shall take place (herein the "Redemption Date") which shall not be less than forty‑five (45) days nor more than sixty (60) days following the receipt by the Corporation of the Redemption Request. On or before the Redemption Date, each holder of Series A Convertible Preferred Stock to be redeemed shall surrender to the Corporation a certificate or certificates representing such shares, at the principal executive office of the Corporation, and thereupon the Redemption Price of such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof, and the surrendered certificates shall be canceled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                       5.2       Redemption Price.  The redemption price for the Series A Convertible Preferred Stock (the "Redemption Price") shall equal the Liquidation Preference per share of Series A Convertible Preferred Stock.

                        5.3       Continuing Rights of Series A Convertible Preferred Stock Following Redemption.  From and after the Redemption Date, unless there shall have been a defaulted payment of the Redemption Price, all rights of the holders of shares of Series A Convertible Preferred Stock designated for redemption as holders of Series A Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Convertible Preferred Stock on the Redemption Date are not sufficient to redeem the total number of shares of Series A Convertible Preferred Stock deemed redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares, ratably from the holders of such shares to be redeemed, based upon their holdings of Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to the rights and preferences provided herein and shall no longer be considered as having been designated for redemption in the relevant Redemption Request.

            6.         Conversion Rights of Series A Convertible Preferred Stock. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                        6.1       Right to Convert. Subject to the terms and conditions hereof, each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock, as determined by dividing $1.70 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Convertible Preferred Stock (the "Conversion Price") shall initially be $1.70 per share of Common Stock. The Conversion Price shall be subject to adjustment as hereinafter provided in Section 6.4.

                        6.2       Automatic Conversion on Public Offering. Each share of Series A Convertible Preferred Stock shall automatically be converted into the number of fully paid and nonassessable shares of Common Stock upon the closing of a Public Offering pursuant to an effective Registration Statement under the Securities Act, covering the offer and sale of Common Stock to the public at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $5.00 per share of Common Stock (as adjusted for stock dividends, combinations or splits with respect to such shares) and the proceeds to the Corporation of not less than $5 million (net only of underwriters' commissions and expenses relating to the issuance, including without limitation expenses of the Corporation's counsel). In the event of a Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until the date of the closing of such sale of Common Stock. The Conversion Price of shares of Series A Convertible Preferred Stock which are converted pursuant to this Section 6.2 shall be the lower of $1.70 per share or a price determined by multiplying .80 times the price per share of the Common Stock issued in such Public Offering.

                        6.3       Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by a fair and reasonable conversion price to be determined by the Board of Directors solely for calculating payments due for fractional shares. No shares of Common Stock will be issued in respect of accrued or declared and unpaid dividends on the Series A Convertible Preferred Stock; however, except in the case of an Automatic Conversion on Public Offering as set forth in subparagraph 6.2 above, the Corporation shall remain liable after conversion of any Series A Convertible Preferred Stock for cumulative unpaid dividends accrued on such Series A Convertible Preferred Stock prior to the time of conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and, except for the automatic conversion pursuant to subparagraph 6.2 above, shall give written notice (the "Conversion Notice") to the Corporation, at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter issue and deliver or cause to be issued and delivered to such holder of Series A Convertible Preferred Stock, at such office or at such other place as the holder shall specify in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock, to which he shall be entitled as aforesaid, registered in the name of such holder or in such other name as the holder shall specify in the aforementioned written notice. Except as set forth in subparagraph 6.2 above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                        6.4       Adjustments for Diluting Issues.

                                    (a)  Adjustment for Stock Splits and Combinations.  If the Corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Common Stock (meaning to increase the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible), the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common Stock (meaning to decrease the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible), the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                                    (b)  Adjustment for Certain Dividends and Disbursements.  In the event the Corporation at any time, or from time to time, after the Issuance Date, makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (but excluding shares of Common Stock previously issued by the Corporation upon conversion of Series A Convertible Preferred Stock), and (b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (but  excluding shares of Common Stock previously issued by the Corporation upon conversion of Series A Convertible Preferred Stock) plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted such that the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible pursuant to this subsection as of the time of actual payment of such dividends or distributions.

                                    (c)  Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then in each such event a provision shall be made so that the holders of Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Convertible Preferred Stock.

                                    (d)  Adjustment for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 6 or in Section 4.2) then and in any such event each holder of Series A Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                                    (e)  Reorganizations, Mergers, Consolidations or Sales of Assets Not Subject to Section 4.2.  If at any time or from time to time there is a capital reorganization of the Common Stock (other than either a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person (other than any such merger, consolidation or sale treated as a liquidation of the Corporation under Section 4.2), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

                        6.5  No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against dilution or other impairment.

                        6.6  Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            7.         Voting.  The shares of Series A Convertible Preferred Stock shall not have any voting power, either general or special.